                                 Exhibit (b)(10)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 66 to the registration statement on Form N-4 (the "Registration Statement") of our report dated January 24, 2005 relating to the financial statements of The Northwestern Mutual Life Insurance Company, and of our report dated February 3, 2005, relating to the financial statements of NML Variable Annuity Account B, which appear in such Statement of Additional Information, and to the incorporation by reference of such reports into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the headings "Experts" and "Financial Statements of the Account" in such Statement of Additional Information.

/s/ PRICEWATERHOUSECOOPERS LLP

Milwaukee, Wisconsin
April 26, 2005